electroCore Announces Changes to its Board of Directors

Julie Bruzzone Goldstein and Tricia Wilber to join the Board, adding significant marketing, media and brand strategy experience

ROCKAWAY, N.J., March 09, 2022 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced the appointment of Julie Bruzzone Goldstein and Tricia Wilber to the company’s Board of Directors effective March 15, 2022. The Company also announced that effective March 4, 2022, Dr. Stephen Ondra is resigning from the Board to focus on his new role as Chief Medical Advisor at MITRE, and Michael Atieh will not be standing for re-election to the Board at the 2022 Annual General Meeting.

“Ms. Goldstein and Ms. Wilber are successful business leaders with proven track records, and I am pleased to welcome them to our Board,” said Peter Cuneo, Chairman of the Board of Directors of electroCore. “As the company continues to invest in direct-to-consumer initiatives, their breadth of knowledge and experience will add significant value as we seek to expand the reach and impact of our therapies. These appointments are great additions to our Board of Directors, and we look forward to their contributions.”

Mr. Cuneo continued, “I would like to recognize and thank Mr. Atieh and Dr. Ondra for their long service and myriad contributions to the Company. Their leadership and dedication, Mr. Atieh’s role as our previous Chairman, and both Directors’ service on various committees, have greatly advanced our business. Both Mr. Atieh and Dr. Ondra will remain available to the Company as advisors to the Chairman and CEO. We wish them continued success in their future endeavors.”

Ms. Goldstein brings to electroCore more than 30 years of leadership expertise in product, media and entertainment marketing, which spans a career in radio, television, music and theater. Ms. Goldstein’s specific expertise includes operations, sales development, advertising, and project management. She has also spearheaded many major national and international marketing campaigns. She worked as a Broadway producer for the musical, First Date, and served in senior marketing positions, artist development and media-sales at JIVE Records, TV Guide Television Network, RCA Records, Virgin Records and multiple radio stations. As a key player, her expertise around spending and strategic marketing techniques contributed to RCA’s turnaround. She received the Billboard Magazine’s Radio Promotion Director of the Year, Bertelsmann Key Management Award, and Virgin Records Promotion Director of the Year. Ms. Goldstein holds a Bachelor of Arts in Communications and Social Welfare from California State University at Chico.

During her distinguished career, Ms. Wilber has been a Chief Marketing Officer, global business strategist, and board member who delivers organizational and cultural transformation for branding. She is a pioneer in new franchise models and branded partnerships. Ms. Wilber last served as the Executive Vice President, CMO, and Managing Director of Partnerships, EMEA, the highest position in the marketing department at Disney, where she drove growth for Walt Disney Company’s marquee brands by leading marketing and communications for Disney, Pixar, Star Wars, and Marvel. Additionally, she established and led EMEA’s 40-country integrated marketing, franchise and partnership functions, including a major reorganization of the EMEA channels to boost growth and profitability by significantly reducing expenses. She served as a Director for the board of Euro Disney SCA, and served as a member of the board of directors of Magical Cruise Company, more commonly known as Disney Cruise Line. Ms. Wilber holds a Bachelor of Arts in History from Brown University.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its non-invasive vagus nerve stimulation therapy platform, initially focused on the treatment of multiple conditions in neurology. The company's current indications are the preventive treatment of cluster headache and migraine, the acute treatment of migraine and episodic cluster headache, the acute and preventive treatment of migraines in adolescents, and paroxysmal hemicrania and hemicrania continua in adults.

Forward-Looking Statements
This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore's business prospects and clinical and product development plans (including with respect to enrollment in ongoing studies); its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments including online, e-commerce, direct-to-consumer channels, telehealth portal, and cash pay initiatives; the issuance of U.S. and international patents providing expanded IP coverage; the possibility of future business models and revenue streams from the company’s potential use of nVNS for the acute treatment of PTSD, stroke and hemorrhagic brain injury, the potential of nVNS generally and gammaCore in particular and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

For more information, visit www.electrocore.com.

Investors:

Rich Cockrell

CG Capital

404-736-3838

ecor@cg.capital

or

Media Contact:

Jackie Dorsky

electroCore

908-313-6331

Jackie.dorsky@electrocore.com